Exhibit 99.1

American Education Center Inc. 2 Wall Street, 8th Fl. New York, NY 10005 Tel: 646-780-8118

PRESS RELEASE – FOR RELEASE OCTOBER 17, 2016

AMERICAN EDUCATION CENTER INC. COMMON

STOCK APPROVED FOR TRADING ON OTCQB

Upgrade Expected To Provide Enhanced Visibility and Liquidity for Investors

New York, NY (October 17, 2016) – American Education Center Inc. (“AEC” or the “Company;” OTCQB: AMCT), a public, emerging growth company providing educational and career enrichment opportunities for students, teachers, enterprises and educational institutions between China and the United States, announced today that its common stock has been approved for trading on the OTC Market – OTCQB Venture Market, effective as of October 4, 2016.

Jay F. McKeage, Chief Executive Officer of AEC, commented, “We are pleased to announce this upgrade to the OTCQB Venture Market for our common stock, which we believe should provide higher market visibility and greater liquidity for our current and prospective investors.”

The OTCQB Venture Market, for early stage and developing U.S. and international companies, requires that companies quoted on its marketplace be current in their SEC reporting and undergo an annual verification and management certification process, in addition to meeting certain stock pricing criteria. Investors can find real-time quotes and market information for the Company’s stock under the symbol AMCT on www.otcmarkets.com.

About American Education Center Inc. (OTCQB: AMCT)

AEC’s rapidly growing business provides one-stop comprehensive consulting services for international students, educators, and institutions. The Company’s services are focused on international education exchange, by providing educational and career enrichment opportunities for students, teachers, and educational institutions between China and the United States. The Company currently provides admission, visa, housing and other consulting services to Chinese students wishing to study in the United States. The Company also provides exchange and placement services for qualified United States educators to teach in China. In addition, the Company provides localization consulting services for employees coming to the United States to work for multi-national companies with operations here.

Contact:

Nancy Qin

(212) 825-0437

f.qin@aec100.com

American Education Center Inc.

2 Wall Street

Floor 8

New York, NY 10005

American Education Center Inc. 2 Wall Street, 8th Fl. New York, NY 10005 Tel: 646-780-8118

Disclaimer: Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. American Education Center Inc. does not make any representation or warranty, express or implied, as to the accuracy, completeness or updated status of such statements. Therefore, in no case whatsoever will AEC and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or for any related damages.